Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER

AND FULL-YEAR 2010 RESULTS

BENTON HARBOR, Mich., February 2, 2011 — Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter net earnings of $171 million, or $2.19 per diluted share, compared to $95 million, or $1.24 per diluted share reported during the same period last year. Fourth-quarter adjusted diluted earnings per share(1) totaled $2.11 compared to $1.67 in the prior year. Sales of $5.0 billion increased 4 percent from the fourth quarter of 2009.

Fourth-quarter operating profit totaled $202 million compared with $199 million in the prior year. Results were favorably impacted by cost reduction and productivity initiatives, increased monetization of certain tax credits, higher unit volume and lower incentive compensation. These favorable factors were offset by lower product price/mix and higher material costs.

Full-year 2010 net earnings were $7.97 per diluted share compared to $4.34 per diluted share reported for 2009. Full-year 2010 adjusted diluted earnings per share(1) totaled $9.65, compared to $5.01 in the prior year. The company reported annual net sales of $18.4 billion, an increase of 7 percent from the prior year. Excluding the impact of foreign currency translation, sales increased approximately 5 percent from the prior year.

“Delivering consumer-relevant innovations, managing costs and executing in the marketplace drove our improved performance in 2010,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We improved our operating margins and strengthened our financial position for the year – all indicators that our brand-value creation strategy is working.

“As we enter 2011, we remain focused on delivering higher margin innovations, realizing significant cost productivity, and achieving profitable growth driven by some recovery in demand in the developed economies and by continued strong growth in many emerging markets. In 2011, we expect to expand our operating margins despite significant global inflation and generate good levels of free cash flow and further strengthen our financial position.”

During the twelve months ended December 31, 2010, the company reported cash flow from operations of $1.1 billion. During 2010, Whirlpool Corporation generated free cash flow(2) of $502 million compared to approximately $1.1 billion in the prior year.

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Fourth-quarter sales of $2.6 billion decreased 1 percent from the prior year. North America unit shipments increased approximately 5 percent. U.S. industry unit shipments of major appliances (T7)(3) increased 4 percent during the fourth quarter.

The North America region reported operating profit of $53 million compared to $136 million in the previous year. Fourth-quarter adjusted operating profit(4) totaled $43 million compared to $145 million. Results were unfavorably impacted by lower product price/mix, higher material costs and lower production volume. These factors were partially offset by cost reduction and productivity initiatives and lower incentive compensation.

Based on the current economic outlook, the company expects full-year 2011 U.S. industry unit shipments to increase between 2 percent and 3 percent.

Whirlpool Europe

Whirlpool Europe reported fourth-quarter sales of $922 million, a 4 percent decrease from the prior year. Excluding the effects of currency, sales increased approximately 4 percent. Overall industry unit demand during the quarter increased an estimated 2 percent compared with the prior year.

The region reported an operating profit of $29 million during the fourth quarter compared to an operating profit of $19 million in the previous year. The year-over-year improvement was primarily the result of cost reduction and productivity initiatives as well as higher unit volumes. The improvement was partially offset by lower price/mix and higher material costs.

The company expects full-year 2011 industry growth in the 2 to 4 percent range.

Whirlpool Latin America

Whirlpool Latin America reported fourth-quarter net sales of $1.4 billion, an increase of 18 percent from the prior year. Excluding currency translation, sales increased approximately 17 percent.

Operating profit totaled $193 million in the fourth quarter compared with $138 million in the prior year. The improvement in profitability is primarily related to increased monetization of certain tax credits and cost reduction and productivity initiatives. These factors were partially offset by higher material costs, lower price/mix and unfavorable foreign currency fluctuations.

The company currently anticipates full-year 2011 Brazilian appliance shipments will increase approximately 5 to 10 percent.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter sales of $204 million, increasing 9 percent from the prior year. Excluding the impact of currency, sales increased approximately 4 percent.

Operating profit totaled $4 million during the fourth quarter of 2010 compared to $6 million in the prior year. The reduction in operating profit is primarily related to higher material costs.

The company anticipates full-year 2011 industry unit shipments in Asia to increase approximately 6 to 8 percent.

Outlook

For the full-year 2011, Whirlpool Corporation expects to report diluted earnings per share of $12.00 to $13.00. This outlook includes the impact of approximately $4.00 per share from U.S. energy tax credits we expect to earn during 2011 as a result of recent tax legislation in the U.S. For the full year, the company expects to generate free cash flow between $400 million and $500 million. This outlook includes U.S. cash pension contributions of approximately $300 million.

“For 2011, we expect positive but uneven demand levels around the world. Raw material inflation is driving costs higher and we expect to mitigate these costs with improvements in cost productivity, innovation and recently announced price increases,” said Fettig. “For the year, we expect to report EPS of $12.00 to $13.00 per share and free cash flow in the range of $400 million to $500 million which includes a significant cash pension contribution.”

(1) A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to reported diluted earnings per share and other important information, appears on pages 12-13.

(2) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 15.

(3) T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

(4) A reconciliation of adjusted operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on pages 14.

FOURTH-QUARTER 2010 PRODUCT LAUNCHES

•	Whirlpool North America Region launched:

•

The Whirlpool brand’s most premium front-load Duet laundry pair, offering the industry’s most resource-efficient washer and dryer. The laundry pair exceeds government standards by more than 160 percent. The washer uses as little as 11.5 gallons of water per load; and for every household that uses the new Whirlpool Duet laundry pair, 12,857 gallons of water could be saved each year.

No. 1 rated front-load washing machine by a leading consumer magazine.

•	The Maytag brand Maxima high-capacity front-load laundry pair featuring the PowerWash cycle to power out tough stains.

No. 2 rated front-load washing machine by a leading consumer magazine.

•

A KitchenAid brand dishwasher featuring a new version of the recessed door handle found on models from past decades. The new handle is available on the brand’s top-of-the-line Superba Series EQ dishwashers, which deliver the best combined wash and dry results among leading premium brand competitors’ highest MSRP models, along with extremely quiet operation.

•	Whirlpool Europe, Middle East and Africa Region launched:

•

The Whirlpool brand 6TH SENSE dryer in the Carisma design featuring faster drying times and an A-Class energy rating. The 6TH SENSE technology accurately detects the load size and monitors temperature and humidity, adapting the drum rotation to create the ideal conditions for each load, while the new Airflow system reduces drying time by increasing airflow volume.

•

The Whirlpool brand Green Generation top-load washing machine – the quietest top-loading washing machine available – offering high performance in almost total silence. The washing machine offers an A++ energy rating and features 6TH SENSE technology that recognizes the size of each load, adjusting resources accordingly to generate savings of up to 30 percent on energy, water and time.

•

A Bauknecht brand wall hood in the Kosmos design with a brushless motor that consumes up to 50 percent less energy than comparable Bauknecht hoods. The hood allows consumers to select from four different cooking types in order to automatically set the motor to the best possible noise, fan and efficiency levels.

•	Whirlpool Latin America Region launched:

•

A KitchenAid brand in-sink food disposer. Entirely developed with materials that can be recycled or reused, the disposer has no blades, ensuring safe operation, and is 40 percent quieter than similar devices.

•	A line of Whirlpool brand energy-efficient, frost-free refrigerators featuring improved aesthetics, more freezer space than previous models and external temperature controls.

FOURTH-QUARTER 2010 AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was recognized as one of the top 500 U.S. companies in Newsweek’s second annual Green Rankings, which lists the greenest large companies in the U.S. and globally. Whirlpool ranked 116th on the list.

•	Whirlpool Corporation was named to the 2010/2011 Ocean Tomo 300 Patent Index™, the first equity index based on the value of corporate intellectual property, for the fifth consecutive year.

•

Whirlpool Corporation received top ratings by a leading consumer magazine for 11 of its latest top- and front-loading models. The Whirlpool Duet and Vantage washers were rated No. 1 in the front- and top-loading categories respectively, with the Maytag Maxima taking the No. 2 spot in front load.

•

Whirlpool Corporation opened a new flagship brand and product experience center in Chicago’s Reid Murdoch Center. With nearly 30,000 square feet, the facility hosts designers, trade customers, sales associates and industry influencers.

•	Whirlpool Corporation broke ground on a new, one million square foot, LEED-certified manufacturing facility to produce premium cooking products in Cleveland, Tenn.

•

Whirlpool Latin America was listed among the top 20 sustainable company role models in Brazil. The Guia Exame de Sustentabilidade 2010 (the 2010 Sustainability Guide), in its 11th edition, is considered the most reputable and important sustainability award publication in the country. The guide is the most comprehensive survey on corporate responsibility practices in Brazil and picks 20 model companies annually.

•

Whirlpool Latin America received an Intangibles Award from Consumidor Moderno magazine – ranking first in the Innovation category. One thousand of the largest Brazilian companies were evaluated by a board of examiners using the GAI (Management of Intangible Assets) methodology from DOM Strategy Partners.

•

In Latin America, the Brastemp brand was named the top laundry and oven brand and Top Class A (most remembered brand among affluent consumers) by Folha de São Paulo, a leading Brazilian newspaper. The Consul brand was named the No. 1 brand in the refrigerator category in the Folha Top of Mind awards.

•	Embraco, Whirlpool Corporation’s compressor and cooling solutions business, was named for the fourth consecutive year as the Most Innovative Company in the South of Brazil by Amanhã magazine.

•	Whirlpool China was named one of the 100 Best HR Management Companies of 2010 award by 51job, Inc.

•

Whirlpool brand has been honored with two international iF Product Design Awards 2011 for the Whirlpool brand Fusion Green Generation oven and the Whirlpool brand Glamour Bronze oven and side-by-side refrigerator. Bauknecht brand Komfort product line received three international iF Product Design Awards for the Komfort built-in oven, combi steamer, and microwave oven.

•	Whirlpool of India received two 2010 Good Design Awards for the Whirlpool brand three-door Proton refrigerator and Radiance washing machine.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $18 billion in 2010, 71,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) product liability and product recall costs; (5) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (6) the effects and costs of governmental investigations or related actions by third parties; (7) the ability of Whirlpool to manage foreign currency fluctuations; (8) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) inventory and other asset risk; (11) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31

(millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	2010	2009	2010	2009
Net sales	$5,041	$4,864	$18,366	$17,099
Expenses
Cost of products sold	4,375	4,176	15,652	14,713
Selling, general and administrative	441	427	1,604	1,544
Intangible amortization	7	7	28	28
Restructuring costs	16	55	74	126

Operating profit	202	199	1,008	688
Other income (expense)
Interest and sundry income (expense)	(12)	(65)	(197)	(175)
Interest expense	(58)	(41)	(225)	(219)

Earnings before income taxes and other items	132	93	586	294
Income tax benefit	(46)	(10)	(64)	(61)

Earnings before equity earnings	178	103	650	355
Equity in loss of affiliated companies	—	(1)	—	(1)

Net earnings	178	102	650	354
Less: Net earnings attritbutable to noncontrolling interests	(7)	(7)	(31)	(26)

Net earnings available to Whirlpool	$171	$95	$619	$328

Per share of common stock:
Basic net earnings available to Whirlpool	$2.23	$1.26	$8.12	$4.39

Diluted net earnings available to Whirlpool	$2.19	$1.24	$7.97	$4.34

Dividends	$.43	$.43	$1.72	$1.72

Weighted-average shares outstanding (in millions):
Basic	76.6	75.1	76.2	74.6
Diluted	77.8	76.4	77.6	75.6

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

At December 31,

(Millions of dollars, except share data)

	(Unaudited)
	2010	2009
Assets
Current assets
Cash and equivalents	$1,368	$1,380
Accounts receivable, net of allowance of $66 in 2010 and $76 in 2009	2,278	2,500
Inventories	2,792	2,197
Deferred income taxes	204	295
Prepaid and other current assets	673	653

Total current assets	7,315	7,025

Property, net of accumulated depreciation of $6,660 in 2010 and $6,360 in 2009	3,134	3,117
Goodwill	1,731	1,729
Other intangibles, net of accumulated amortization of $146 in 2010 and $132 in 2009	1,789	1,796
Deferred income taxes	1,305	1,104
Other noncurrent assets	310	323

Total assets	$15,584	$15,094

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,660	$3,308
Accrued expenses	671	632
Accrued advertising and promotions	426	475
Employee compensation	467	501
Notes payable	2	23
Current maturities of long-term debt	312	378
Other current liabilities	611	624

Total current liabilities	6,149	5,941

Noncurrent liabilities
Long-term debt	2,195	2,502
Pension benefits	1,519	1,557
Postretirement benefits	610	693
Other noncurrent liabilities	791	641

Total noncurrent liabilities	5,115	5,393

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million and 105 million shares issued in 2010 and 2009, 76 million and 75 million shares outstanding in 2010 and 2009	106	105
Additional paid-in capital	2,156	2,067
Retained earnings	4,680	4,193
Accumulated other comprehensive loss	(893)	(868)
Treasury stock, 30 million shares in 2010 and 2009	(1,823)	(1,833)

Total Whirlpool stockholders’ equity	4,226	3,664

Noncontrolling interests	94	96

Total stockholders’ equity	4,320	3,760

Total liabilities and stockholders’ equity	$15,584	$15,094

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	(Unaudited)
	2010	2009
Operating activities
Net earnings	$650	$354
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	555	525
Curtailment gain	(62)	(92)
Loss (gain) on disposition of assets	2	(4)
Increase (decrease) in LIFO inventory reserve	4	(41)
Gain on sale of brand	(10)	—
Equity in losses of affiliated companies, less dividends received	—	1
Changes in assets and liabilities:
Accounts receivable	187	(286)
Inventories	(595)	578
Accounts payable	341	326
Taxes deferred and payable, net	(94)	(112)
Accrued pension	(16)	(84)
Employee compensation	(6)	213
Other	122	172

Cash provided by operating activities	1,078	1,550

Investing activities
Capital expenditures	(593)	(541)
Investment in related businesses	(18)	(35)
Proceeds from sale of assets	17	77
Proceeds from sale of brand	15	—
Acquisition of brand	(27)	—

Cash used in investing activities	(606)	(499)

Financing activities
Repayments of long-term debt	(379)	(210)
Dividends paid	(132)	(128)
Common stock issued	72	21
Net (repayments) proceeds from short-term borrowings	(20)	(362)
Purchase of noncontrolling interest shares	(12)	—
Proceeds from borrowings of long-term debt	2	872
Purchase of treasury stock	—	—
Other	(26)	(49)

Cash (used in) provided by financing activities	(495)	144

Effect of exchange rate changes on cash and equivalents	11	39

(Decrease) increase in cash and equivalents	(12)	1,234
Cash and equivalents at beginning of year	1,380	146

Cash and equivalents at end of year	$1,368	$1,380

SUPPLEMENTAL INFORMATION - CONSOLIDATED CONDENSED STATEMENTS OF INCOME

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions of dollars except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted operating profit, adjusted earnings before income taxes and other items (hereafter referred to as “adjusted earnings before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended December 31, 2010.

	Three-Months Ended
	December 31, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$202	$132	$2.19
Gain on sale of brand (a)	(10)	(10)	(0.08)

Adjusted Non-GAAP measure	$192	$122	$2.11

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the twelve-months ended December 31, 2010.

	Twelve-Months Ended
	December 31, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$1,008	$586	$7.97
Gain on sale of brand (a)	(10)	(10)	(0.08)
Supplier-related quality issue accrual (b)	75	75	0.61
OPEB curtailment gain (c)	(62)	(62)	(0.50)
Brazilian collection dispute accrual (d)	—	53	0.45
Compressor plea agreements (e)	—	93	1.20

Adjusted Non-GAAP measure	$1,011	$735	$9.65

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended December 31, 2009.

	Three-Months Ended
	December 31, 2009
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$199	$93	$1.24
Brazilian collection dispute accrual (f)	—	46	0.40
Product recall (g)	9	9	0.07
Foreign operating tax settlement (h)	4	(18)	(0.17)
Previously capitalized transaction costs (n)	—	13	0.13

Adjusted Non-GAAP measure	$212	$143	$1.67

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the twelve-months ended December 31, 2009.

	Twelve-Months Ended
	December 31, 2009
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$688	$294	$4.34
Brazilian collection dispute accrual (f)	—	46	0.40
Product recall (g)	32	32	0.26
Foreign operating tax settlement (h)	30	24	0.20
OPEB curtailment gain (i)	(89)	(89)	(0.74)
Refundable energy surcharge (j)	(11)	(11)	(0.10)
Compressor settlement agreement (k)	—	43	0.50
Pension curtailment loss (l)	7	7	0.06
Asset monetization (m)	(3)	(3)	(0.04)
Previously capitalized transaction costs (n)	—	13	0.13

Adjusted Non-GAAP measure	$654	$356	$5.01

Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended December 31, 2010.

	Three Months Ended
	December 31, 2010
	Segment Operating Profit	Gain on sale of brand (a)	Adjusted Segment Operating Profit
North America	$53	$(10)	$43
Europe	29	—	29
Latin America	193	—	193
Asia	4	—	4
Other/Eliminations	(77)	—	(77)

Total Whirlpool	$202	$(10)	$192

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended December 31, 2009.

	Three Months Ended
	December 31, 2009
	Segment Operating Profit	Product Recall(g)	Foreign operating tax settlement (h)	Adjusted Segment Operating Profit
North America	$136	$9	$—	$145
Europe	19	—	—	19
Latin America	138	—	4	142
Asia	6	—	—	6
Other/Eliminations	(100)	—	—	(100)

Total Whirlpool	$199	$9	$4	$212

Free Cash Flow (Actual and 2011 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles actual 2010 and 2009 and projected 2011 free cash flow with actual and projected cash (used in)/provided by operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended
	December 31, 2010
(millions of dollars)	2010	2009	2011 Outlook
Cash provided by / (used in) operating activities	$1,078	$1,550	$1,000 - 1,100
Capital expenditures	(593)	(541)	(600) - (650)
Proceeds from sale of assets	17	77	0 - 50

Free Cash Flow	$502	$1,086	$ 400 - 500

Footnotes:

(a)	During the December 2010 quarter, we had a gain of $10 million or $0.08 per share net of tax, related to the sale of a brand. The diluted earnings per share impact is calculated based on an associated income tax impact of approximately $4 million.
(b)	During the June 2010 quarter, we announced, in a joint press release with the United States Consumer Product Safety Commission, a voluntary recall of 1.8 million dishwashers sold in the United States and Canada between 2006 and 2010. We have accrued $75 million as the estimated cost of this recall, all of which was recorded as a charge to cost of products sold during the March 2010 quarter. The diluted earnings per share impact is calculated based on an income tax impact of approximately $28 million.
(c)	During the March 2010 quarter and the June 2010 quarter, we recognized curtailment gains of $29 million and $33 million, respectively, related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $23 million in total.
(d)	During the June 2010 quarter, we recognized an expense of $53 million related to a previously disclosed legal action pertaining to a Brazilian collection dispute. The diluted earnings per share impact is calculated based on an income tax impact of approximately $18 million. As of December 31, 2010 the total accrual for this matter was $156 million. The amount of the final liability in any outcome of this matter may be materially different from the amount we have accrued based on the application of judicial adjustments that are the subject of our pending appeal and a wide range of other factors.
(e)

During the September 2010 quarter, we recorded an accrual of $93 million related to antitrust plea agreements entered into by a compressor subsidiary with the U.S. government and with the Canadian government. The diluted earnings per share impact is calculated based on an associated income tax impact of $0 due to the non-deductibility of the expense for income tax purposes. As of December 31, 2010, we have incurred, in the aggregate, charges of approximately $204 million related to this matter, consisting solely of the amounts relating to the resolved Brazilian, United States, and Canadian government actions, defense costs and other expenses, of which $142 million remains accrued. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with this matter, such costs could have a material adverse effect on our financial position, liquidity, or results of operations.

(f)	During the December 2009 quarter, we recognized an expense of $46 million related to a previously disclosed legal action pertaining to a Brazilian collection dispute. The diluted earnings per share impact is calculated based on an income tax impact of approximately $16 million.
(g)	During the March 2009 quarter, we announced, in a joint press release issued with the U.S. Product Safety Commission, a voluntary recall of 1.8 million refrigerators sold in the U.S. and Canada between 2001 and 2004. During the March 2009 quarter we accrued a $23 million charge and during the December 2009 quarter we accrued a $9 million charge related to this recall. The diluted earnings per share impact is calculated based on an income tax impact of approximately $9 million for the March 2009 quarter and approximately $3 million for the December 2009 quarter.
(h)	During 2009 we entered into a settlement agreement with the Brazilian tax authority related to certain IPI tax credits. As a result of this agreement, in the March 2009 quarter we recorded an accrual of $42 million, including $26 million in tax that was recorded in cost of products sold and in the December 2009 quarter we recorded a reduction in interest expense totaling $18 million, and a reduction in penalties recorded of $4 million in interest and sundry income (expense), and an increase in value added taxes owed of $4 million in cost of goods sold. The diluted earnings per share impact is calculated based on an income tax impact of approximately $14 million for the March 2009 quarter and approximately $5 million for the December 2009 quarter.
(i)	During the March 2009 quarter, we announced the suspension of the annual credit to retiree health savings accounts “RHSA” for the majority of active participants. The result of the indefinite suspension was a one-time curtailment gain of $89 million included in net periodic cost with an offset to other comprehensive income, net of tax. The diluted earnings per share impact is calculated based on an income tax impact of approximately $33 million.
(j)	During the June 2009 quarter, we had credits in the amount of $11 million related to refundable energy surcharges. The diluted earnings per share impact is calculated based on an income tax impact of approximately $4 million.
(k)	During the September 2009 quarter, we had an expense of $43 million, or $0.50 per share net of tax, related to an antitrust settlement agreement entered into by a subsidiary with the Brazilian government concerning an investigation of the compressor industry. The diluted earnings per share impact is calculated based on an income tax impact of approximately $5 million.
(l)	During the September 2009 quarter, we recognized a curtailment loss of $7 million related to a pension plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $3 million.
(m)	During the September 2009 quarter, we had a gain of $3 million or $0.04 per share net of tax, related to an asset sale. The diluted earnings per share impact is calculated based on an associated income tax impact of $0.
(n)	During the December 2009 quarter, we had an expense of $13 million related to previously capitalized transaction costs. The diluted earnings per share impact is calculated based on an income tax impact of $3 million.